Exhibit 10.1

TFS Financial Corporation

2008 Equity Incentive Plan

Nonqualified Stock Option Award Agreement

[OFFICER Name]

August 11, 2008

This document constitutes part of the prospectus covering

securities that have been registered under the Securities Act of 1933.

TFS Financial Corporation

2008 Equity Incentive Plan

Nonqualified Stock Option Award Agreement

THIS AGREEMENT, effective as of the Date of Grant set forth below, represents the grant of a Non-Qualified Stock Option (a “Stock Option”) by TFS Financial Corporation, a Federal corporation (the “Company”), to the Participant named below, pursuant to the provisions of the TFS Financial Corporation 2008 Equity Incentive Plan (the “Plan”).

You have been selected to receive a grant of a Stock Option pursuant to the Plan, as specified below.

The Plan provides a description of the terms and conditions governing the Stock Option. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement. All capitalized terms used herein shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.

The parties hereto agree as follows:

Participant: [Participant’s Name]

Date of Grant: August 11, 2008

Number of Shares of Common Stock Covered by This Stock Option: [xx,xxx]

Exercise Price: $11.74

Date of Expiration: August 10, 2018

1. Employment With the Company. Except as may otherwise be provided in Sections 4, 5, or 6, the Stock Option granted hereunder is granted on the condition that the Participant remains an Employee of the Company or its Subsidiaries from the Date of Grant through (and including) the Vesting Date (referred to herein as the “Vesting Period”).

This grant of a Stock Option shall not confer any right to the Participant (or any other Participant) to be granted in the future a Stock Option or other Awards under the Plan.

2. Vesting of Stock Option. Except as hereinafter provided, the shares of common stock covered by this Stock Option shall vest according to the following schedule, provided the Participant has continued in the employment of the Company or its Subsidiaries through such anniversary or anniversaries.

Vesting Date	Number of Shares Covered by This Stock Option Vesting	Cumulative Number of Shares Covered by This Stock Option Vesting
Fourth anniversary of Date of Grant	x,xxx	x,xxx
Fifth anniversary of Date of Grant	x,xxx	x,xxx
Sixth anniversary of Date of Grant	x,xxx	xx,xxx
Seventh anniversary of Date of Grant	x,xxx	xx,xxx

3. Exercise of Stock Option. Except as hereinafter provided, the Participant may exercise this Stock Option at any time after vesting (according to the vesting schedule set forth in Section 2 of this Agreement), provided that no exercise may occur subsequent to the close of business on the Date of Expiration (as defined on page 1 of this Agreement). This Stock Option may be exercised in whole or in part, but not for less than one hundred (100) shares at any one time, unless fewer than one hundred (100) shares then remain subject to the Stock Option, and the Stock Option is then being exercised as to all such remaining shares.

4. Termination of Service by Death, Disability, or Retirement. In the event the employment of the Participant with the Company or its Subsidiaries is terminated by reason of death, Disability (as defined by U.S. Social Security Administration), or Retirement, all unvested shares covered by this Stock Option shall immediately become fully vested as of the date of termination. In the case of death or Disability, all vested shares covered by this Stock Option shall remain exercisable at any time prior to their expiration date, or for one (1) year after the date of termination, whichever period is shorter; in the case of Retirement, all vested shares covered by this Stock Option shall remain exercisable at any time prior to their expiration date, or for three (3) years after the date of termination, whichever period is shorter. For purposes of this Award Agreement, “Retirement” shall be defined as attaining age sixty-five (65) or attaining age sixty-two (62) with a minimum of fifteen (15) years of service.

5. Termination of Service for Other Reasons. If the employment of the Participant with the Company or its Subsidiaries shall terminate for any reason other than the reasons set forth in Section 4, the shares covered by this Stock Option not yet vested as of the date of termination shall be forfeited. All shares covered by this Stock Option vested as of the date of termination shall remain exercisable at any time prior to their expiration date, or for three (3) months after the effective date of termination, whichever period is shorter; provided, however, that in the event of a Termination of Service for Cause, all shares covered by this Stock Option shall terminate immediately.

For purposes of Section 5, “Cause” shall be determined solely by the Committee in the exercise of good faith and reasonable judgment, and shall mean the occurrence of any one or more of the following:

(a)	The Participant’s conviction of a felony or of any lesser criminal offense involving moral turpitude; or

(b)	The Participant’s willful commission of a criminal or other act that, in the judgment of the Board, will likely cause substantial economic damage to the Company or its Subsidiaries or substantial injury to the business reputation of the Company or its Subsidiaries; or

(c)	The Participant’s commission of an act of fraud in the performance of his duties on behalf of the Company or its Subsidiaries; or

(d)	The Participant’s continuing willful failure to perform his duties to the Company or its Subsidiaries (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness) after written notice thereof; or

(e)	An order of a federal or state regulatory agency or a court of competent jurisdiction requiring the termination of the Participant’s Service with the Company.

6. Change in Control. Notwithstanding anything to the contrary in this Agreement, in the event of a Change in Control of the Company during the Vesting Period and prior to the Participant’s termination of employment, all shares covered by this Stock Option shall immediately vest subject to applicable federal and state securities laws.

7. Restrictions on Transfer. A Stock Option granted pursuant to this Agreement may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (a “Transfer”), other than by will or by the laws of descent and distribution, except as provided in the Plan. If any Transfer, whether voluntary or involuntary, of shares covered by this Stock Option is made, or if any attachment, execution, garnishment, or lien shall be issued against or placed upon the shares covered by this Stock Option, the Participant’s right to such shares covered by this Stock Option shall be immediately forfeited by the Participant to the Company, and this Agreement shall lapse.

8. Recapitalization. In the event of any change in the capitalization of the Company such as a stock split or a corporate transaction such as any reorganization, merger, consolidation, spin-off, combination, repurchase, or exchange of shares of Stock or other securities, stock dividend, liquidation, dissolution, or otherwise, the number and class of securities subject to this Stock Option, as well as the Exercise Price, shall be equitably adjusted by the Committee to prevent dilution or enlargement of rights.

9. Beneficiary Designation. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Director of Human Resources of the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

10. Continuation of Employment. This Agreement shall not confer upon the Participant any right to continue employment with the Company or its Subsidiaries, nor shall this Agreement interfere in any way with the Company’s or its Subsidiaries’ right to terminate the Participant’s employment at any time. The Participant’s employment shall continue to be on an “at-will” basis.

11. Rights as a Stockholder. The Participant shall have no rights as a stockholder of the Company with respect to the shares subject to this Agreement until such time as the purchase price has been paid, and the shares have been issued and delivered to him or her.

12. Procedure for Exercise of Stock Option. This Stock Option may be exercised by delivery of written notice to the Company at its executive offices, addressed to the attention of the Director of Human Resources of the Company. Such notice: (a) shall be signed by the Participant or his or her legal representative; (b) shall specify the number of full shares then elected to be purchased with respect to the Stock Option; (c) unless a Registration Statement under the Securities Act of 1933 is in effect with respect to the shares to be purchased, shall contain a representation by the Participant that the shares are being acquired by him or her for investment and with no present intention of selling or transferring them, and that he or she will not sell or otherwise transfer the shares except in compliance with all applicable securities laws and requirements of any stock exchange upon which the shares may then be listed; and (d) shall be accompanied by payment in full of the Exercise Price for the shares to be purchased, and the Participant’s copy of this Agreement.

Subject to limitations imposed by applicable law, the Exercise Price shall be payable to the Company in full: (a) in cash; (b) by personal, certified or cashiers’ check payable to the order of the Company; (c) by tendering either actually or constructively by attestation, shares of Stock having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price; (d) by irrevocably authorizing a third party, acceptable to the Committee, to sell shares of Stock acquired upon exercise of the Stock Option and to remit to the Company a sufficient portion of the sales proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise; (e) by other property deemed acceptable by the Committee including a “net exercise” of stock options allowing the Participant to exercise options by receiving the spread value of the options exercised in the form of full value shares; or (f) by a combination of (a), (b), (c), (d), or (e).

In the event the Participant chooses to pay the purchase price by previously owned shares through the attestation method, the number of shares issued to the Participant upon the exercise of the Stock Option shall be net of the shares attested to.

As promptly as practicable after receipt of notice and payment upon exercise, the Company shall cause to be issued and delivered to the Participant or his or her legal representative, as the case may be, certificates for the shares so purchased, which may, if appropriate, be endorsed with appropriate restrictive legends. The share certificates shall be issued in the Participant’s name (or, at the discretion of the Participant, jointly in the names of the Participant and the Participant’s spouse). If the Stock Option shall have been exercised in full, this Agreement shall be returned to the Company and canceled.

13. Miscellaneous.

(a)

This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. The Committee shall have the right to impose such restrictions on any shares acquired pursuant to this Agreement, as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such shares. It is expressly understood that the

Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant.

(b)	The Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan (except as provided in Section 2.9, 3.4 or 6.2 of the Plan) may in any material way adversely impair the Participant’s rights under this Agreement, without the written consent of the Participant.

(c)	The Committee may limit the Participant’s methods for exercising a Stock Option in the event that such exercise will cause unfavorable accounting treatment to the Company.

(d)	The exercise of this Stock Option, and the Company’s obligation to issue shares upon exercise, is subject to withholding of all federal, state and local taxes (including the Participant’s FICA obligation), domestic or foreign. The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy such taxes required by law to be withheld with respect to any exercise of the Participant’s rights under this Agreement.

The Participant may elect, subject to any procedural rules adopted by the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold shares of Stock having an aggregate Fair Market Value on the date the tax is to be determined, equal to the amount required to be withheld.

(e)	The Participant agrees to take all steps necessary to comply with all applicable provisions of federal and state securities laws in exercising his or her rights under this Agreement.

(f)	This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(g)	All obligations of the Company under the Plan and this Agreement, with respect to a Stock Option, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(h)	To the extent any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

(i)	To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio without giving effect to the conflicts of laws principles thereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Date of Grant.

TFS Financial Corporation

By:
Chairman and Chief Executive Officer
ATTEST: